Exhibit 99.1

Media Contact: Rebecca Marsh

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@merchantsbankofindiana.com

Investor Contact: Brian Sullivan

Merchants Bancorp

Phone: (317) 569-7420

Email: bsullivan@mbi-capital.com

PRESS RELEASE

Merchants Bancorp Increases Quarterly Cash Dividend

For Release February 22, 2018

CARMEL, Indiana — Merchants Bancorp (“Merchants”) (Nasdaq: MBIN), parent company and registered bank holding company of Merchants Bank of Indiana (“Merchants Bank”), today announced that the Board of Directors declared a quarterly cash dividend for the first quarter of 2018 of $0.06 per share on the Company’s outstanding shares of common stock, a 20% increase compared with the fourth quarter of 2017.  The dividend is payable April 2, 2018, to shareholders of record on March 15, 2018.

ABOUT MERCHANTS BANCORP

Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple lines of business with a focus on Federal Housing Administration (“FHA”) multi-family housing and healthcare facility financing and servicing, mortgage warehouse financing, retail and correspondent residential mortgage banking, agricultural lending and traditional community banking.  Merchants Bancorp, with $3.4 billion in assets and $2.9 billion in deposits as of December 31, 2017, conducts its business through its direct and indirect subsidiaries, Merchants Bank of Indiana, P/R Mortgage and Investment Corp., RICHMAC Funding LLC and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbankofindiana.com.